NOTE PAYABLE

Principal Amount $	28,210

Date: March 25, 2004

FOR VALUE RECEIVED, Signature Leisure, Inc. hereby promises to pay to the order of Edward Miers the sum of Twenty Eight Thousand two hundred ten Dollars ($28,210), together along with interest thereon at the rate of 8% per annum on the unpaid balance.

This Note Payable shall be paid in full on or before December 31, 2004, when it shall be due and payable on demand of any holder thereof. It may be prepaid in part or whole without penalty. All payments shall be first applied to interest and the balance to principal.

All parties to this Note Payable waive presentment, demand and protest, and all notices thereto.

In the event of default, the undersigned agree to pay all costs of collections and all reasonable attorney’s fees.

Signed this 25 day of March, 2004
/s/ Stephen W. Carnes Stephen W. Carnes, President, Signature Leisure, Inc.
/s/
Edward Miers
Edward Miers